Exhibit 99.1

Immune Pharmaceuticals Announces New Data with Topical Cyclosporine Nano-Capsules in Dermatology

Immune Acquires Worldwide Rights and Accelerates Development for the Treatment of Psoriasis and Atopic Dermatitis

Jan 4, 2016

NEW YORK, Jan. 4, 2016 /PRNewswire/ — Immune Pharmaceuticals Inc. (NASDAQ: IMNP), "Immune", a clinical-stage biopharmaceutical company, announced today that following the review of new efficacy data, it has entered into an exclusive worldwide licensing and development agreement with BioNanoSim Ltd ("BioNanoSim"), an Israeli nanotechnology drug delivery company, for a novel topical nano-capsule formulation of cyclosporine (also known as "cyclosporine-A" or "CsA").

Monica Luchi, M.D., Chief Medical Officer of Immune, commented: "Oral cyclosporine, a potent immunosuppressive drug, known to reduce the activity of the immune system by interfering with T-cells, has revolutionized transplantation medicine. Its use in dermatology has been limited to severe cases of psoriasis and atopic dermatitis, because of significant systemic toxicity. In a validated human skin model of atopic dermatitis, a novel topical nano-capsule formulation of cyclosporine A demonstrated comparable efficacy to a high potency topical corticosteroid. We believe that this product candidate could provide an important therapeutic alternative for millions of patients with chronic inflammatory skin disorders such as moderate atopic dermatitis and psoriasis. We intend to accelerate the development of this product candidate under the abbreviated 505(b)(2) drug development pathway permitted by the U.S. Food and Drug Administration."

This topical nano-capsule formulation of cyclosporine incorporates a patented technology invented by Professor Simon Benita, the former Director of the Institute for Drug Research and Head of the School of Pharmacy at the Hebrew University of Jerusalem. Professor Benita has pioneered a nano-drug delivery platform for improving the absorption of poorly absorbed drugs. He recently succeeded in incorporating cyclosporine into a nano-capsule formulation that can be absorbed through the skin.  In validated preclinical animal and human skin models, this new topical formulation was shown to deliver therapeutic levels of cyclosporine to targeted skin layers and to limit systemic absorption. "We believe that this collaboration with Immune will leverage our nanotechnology expertise and advance this novel product candidate into the clinic," said Professor Benita.

"This product candidate -topical cyclosporine nano-capsules- builds on Immune's focused Immuno-dermatology franchise. Bertilimumab, our clinical stage monoclonal antibody is currently in phase II for the treatment of bullous pemphigoid, an orphan auto-immune skin disorder, and will be further developed for severe atopic dermatitis" said Dr. Daniel Teper, Immune's CEO.

Under terms of the agreement, Immune will fund further development of the product candidate and BioNanoSim will be eligible to potentially receive certain development and regulatory milestones as well as royalties on sales. BioNanoSim is a nanotechnology drug delivery company formed by Professor Simon Benita, and Yissum, the Technology Transfer Company of the Hebrew University of Jerusalem. Immune previously signed a Memorandum of Understanding with Yissum regarding the application of the technology.

About Immune Pharmaceuticals:

Immune Pharmaceuticals (NASDAQ: IMNP) applies a personalized approach to treating and developing novel, highly-targeted antibody therapeutics to improve the lives of patients with inflammatory diseases and cancer. Immune's lead product candidate, bertilimumab, is in phase II clinical development for moderate-to-severe ulcerative colitis as well as for bullous pemphigoid, an orphan auto-immune dermatological condition. Other indications being considered for development include atopic dermatitis, Crohn's disease, severe asthma and NASH (an inflammatory liver disease). Immune recently expanded its portfolio in immuno-dermatology with topical nano-formulated cyclosporine-A for the treatment of psoriasis and atopic dermatitis. Immune's oncology pipeline includes, bispecific antibodies, nanotherapeutics, including NanomAbs®, and several mid-to-late stage small molecules. Immune's non-core pipeline includes AmiKet™, a late clinical stage drug candidate for the treatment of neuropathic pain. For more information, visit Immune's website at www.immunepharmaceuticals.com, the content of which is not a part of this press release.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal" or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include, but not limited to: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that clinical trials for bertilimumab or AmiKet will not be successful; the risk that bertilimumab, AmiKet or compounds arising from our NanomAbs program will not receive regulatory approval or achieve significant commercial success; the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet on attractive terms, on a timely basis or at all; the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials; the risk that we will not obtain approval to market any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings, which are available at www.sec.gov or at www.immunepharmaceuticals.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors. We expressly disclaim any obligation to publicly update any forward looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE Immune Pharmaceuticals, Inc.

For further information: Immune Pharmaceuticals Inc., Anna Baran, Director, Corporate Affairs, Tel: 646-561-8010, anna.baran@immunepharma.com